Exhibit 99.1


                    Antigenics Updates Business Strategy and
     Outlines Timeline for the Analysis of Its Phase 3 Kidney Cancer Trial

    NEW YORK--(BUSINESS WIRE)--Dec. 6, 2005--Antigenics Inc.:

    --  Company Presents Clinical Development and Funding Scenarios

    -- Interim Strategy Will Result in Significant Reduction in Burn Rate to Approximately $40 Million

    --  Results of Phase 3 Kidney Cancer Trial Expected in March 2006

    Antigenics Inc. (NASDAQ: AGEN) today announced that the analysis of data from its kidney cancer trial of Oncophage(R) (vitespen; formerly HSPPC-96) will be completed in March 2006, and that an interim strategy designed to maximize shareholder value will be implemented. This strategy will significantly reduce burn rate and focus operations on the company's highest potential products and programs.
    "We have elected to take decisive and prudent actions now in order to preserve our cash and position the company to maximize the full value of our diverse portfolio," said Garo H. Armen, PhD, chairman and CEO of Antigenics.
    The company indicated that the blinded review by an independent panel of three radiologists and an oncologist of its Phase 3 trial in renal cell carcinoma (RCC; the most common form of kidney cancer) is expected to be completed in March 2006, with top-line data available shortly thereafter.
    If the data from this 728-patient trial are positive, Antigenics will pursue partnering and/or financing transactions that put the company in a position to (1) bring Oncophage to the market expeditiously; and (2) develop the company's priority programs in clinical and preclinical research, with an aim to rapidly partner these products.
    Alternatively, if the kidney cancer trial results are not positive, the company will continue to pursue Phase 2 trials of Oncophage in combination therapy. This effort is supported by significant activity demonstrated in preclinical studies of Oncophage combined with chemotherapeutic and biological agents. In addition, the company will continue with its other priority preclinical and clinical research programs, financed initially through the company's own cash reserves.
    The company also plans to submit to the US Food and Drug Administration (FDA) the results of its tests measuring the potency of Oncophage from both the kidney cancer and melanoma Phase 3 trials. These tests have been completed on all patient product samples; the results indicate that 96 percent of the Oncophage vaccines used in these trials met potency specifications, as measured by two different assays.
    Independent of the outcome of the kidney cancer trial, Antigenics is working to bring to the clinic Oncophage made through an improved manufacturing process. Product made with this process has shown significantly higher activity than that made with the current process.
    The company's strategy also calls for the continued use of company funds for clinical development of Aroplatin in cancer and AG-707 in genital herpes. Preclinical research will focus on autoimmune diseases with the goal of bringing a lead compound to the clinic in the first half of 2007. All other clinical and preclinical or research programs have been either postponed or decelerated.
    The company today has also taken steps to reduce its headcount from 251 at the end of the third quarter to approximately 170 employees. The company estimates that severance and other costs will be approximately $2 million, the majority of which will be incurred by December 31, 2005.
    Antigenics anticipates that these cost-cutting measures will result in significant cost savings, starting immediately, and that the company's net cash burn rate (cash used in operating activities plus cash from investing activities and debt repayments), exclusive of any program sponsorship from third party sources, will be reduced for the near term to approximately $40 million per year by the second quarter of 2006.
    "We are streamlining our operations and narrowing our focus to those compounds that can generate meaningful and measurable milestones within the next 24 months," said Dr. Armen. "We believe our updated business strategies give us a realistic and attainable approach for the various contingencies that may arise in the coming period."

    Top priorities for clinical and preclinical research programs are:

    -- Phase 3 analysis evaluating Oncophage in kidney cancer is expected in late March 2006.

    --  Phase 3 final Oncophage data in melanoma are expected in March
        2006.

    -- Combination therapies with Oncophage and other agents in small clinical trials will evaluate tumor response in patients with stage IV disease. The first investigational new drug (IND) application will be filled by year-end, with additional INDs to be filed in 2006. Data should be available within 12 to 18 months of first patient enrollment.

    -- Phase 1 dose-escalating trial of the reformulated Aroplatin in solid malignancies and B-cell lymphoma is ongoing. This trial will also measure tumor response in stage IV patients, with data expected within 12 to 18 months of trial commencement.

    -- Phase 1 trial with AG-707, a therapeutic vaccine directed at the virus that causes genital herpes, is ongoing. This trial measures immunological responses and recurrence of herpes. Data are expected in early to mid 2007, with the goal of partnering this program upon positive outcomes.

    -- Preclinical studies of higher-activity Oncophage made through an improved process are to be completed by the third quarter of 2006. Antigenics plans to initiate clinical trials with this product in stage IV cancer patients in the first half of 2007.

    -- Clinical trials of AU-801 for the treatment of autoimmune diseases are slated for the first half of 2007.

    About Antigenics

    Antigenics is working to develop patient-specific immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage(R) (vitespen; formerly HSPPC-96), a late-stage, patient-specific cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio of investigational products also includes AG-858 (HSPPC-70), a patient-specific cancer vaccine in Phase 2 development; two liposomal cancer treatments, Aroplatin(TM) and ATRA-IV; and AG-707, a Phase 1 genital herpes vaccine.

    This press release contains forward-looking statements, including statements regarding Antigenics' potential commercialization of Oncophage if the Phase 3 RCC trial results are positive, the timing of final analysis of the data from the Phase 3 trials in melanoma and RCC, plans to commence and timing of new clinical trials, expectation that trials will support regulatory filings, timing of regulatory submissions, projected enrollment in trials, the magnitude of cost reductions, and that the steps described in this press release will maximize the value of the product portfolio and shareholder value. It also contains forward-looking statements regarding preclinical and manufacturing process development as well as partnering and financing opportunities. All of these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the timing of events in the RCC trial, the results of clinical trials, decisions by regulatory agencies, the cost of additional clinical trials, the outcome of process and preclinical development activities, the ability to raise additional capital, and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on November 4, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


    CONTACT: Antigenics Inc.
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com
             or
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com